Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2004 relating to the consolidated financial statements and financial statement schedule, which appears in 8x8, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2004.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California
August 26, 2004